Exhibit 99

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES COMPLETION OF

$125 MILLION PRIVATE PLACEMENT DEBT TRANSACTION

ITASCA, Ill., February 10, 2011 — Arthur J. Gallagher & Co. (NYSE: AJG) today announced that the company has completed a private placement of $125 million of senior unsecured notes. This private placement includes $75 million of Series D notes bearing interest at 5.18% due in 2021, and $50 million of Series E notes bearing interest at 5.49% due in 2023. The company intends to use the net proceeds of the debt transaction to fund acquisitions.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 16 countries and does business in over 110 countries around the world through a network of correspondent brokers and consultants.

CONTACT: Marsha J. Akin – Investor Relations

(630) 285-3501 – marsha_akin@ajg.com

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